                                                                     Exhibit 6.4

                            Distribution Agreement
                            ----------------------

         Retractable Technologies, Inc., a Texas U.S.A. corporation ("Manufacturer"), and ____________________, an ____________________ corporation
("Distributor"), enter into this Distribution Agreement (the "Agreement") and agree as follows:

         1.  Term of Agreement. The "Term" of this Agreement shall commence on
             -----------------
the date of execution by both Manufacturer and Distributor, and shall continue until ____________. This Agreement may be renewed annually for one year terms not to extend beyond ___________. Distributor shall ship at least one container per quarter to each country listed as part of the exclusive territory described hereinafter in section 2. Territory, in order for said country to remain a part
                          ---------
of the Distributor's exclusive territory.

         2.  Territory. The "Territory" covered by this Agreement consists of
             ---------
the countries listed under "Exclusive Active Territory." Distributor has the right to sell Products to end users and distributors in the Territory. Distributor shall not i) sell Products outside the Territory, either directly or
                  ---
indirectly; ii) sell Products to another who may resell them outside the Territory; or iii) purchase Products outside the Territory unless purchased directly from Manufacturer.

         Distributor's "Exclusive Active Territory" is (LIST COUNTRIES HERE).
                        ----------------
Distributor shall use its best efforts to actively solicit orders within Distributor's Active Territory.

         3.  Product and Pricing. The products that Manufacturer will sell to
             -------------------
Distributor under this Agreement (the "Products") and the prices at which Manufacturer will sell the Products to Distributor during the first twelve (12) months of this Agreement are set forth in Exhibit A to this Agreement.
                                          ---------
Manufacturer must provide Distributor with four (4) months prior notice of any price increase. This price does not include, and Distributor shall be responsible for, any applicable shipping costs, any applicable taxes imposed by taxing authorities outside the United States, or any customs duties imposed by the United States government or any other government.

         4.  Volume. Manufacturer shall make available and Distributor shall
             ------
order a minimum of ______ containers in the year 20___, ________ containers in the year 20__ and _______ containers in the year 20____. Orders shall be placed for full cases and not partial cases and shall be placed in increments of a twenty (20) foot or six (6) meter shipping "Container". Purchases which exceed this agreed volume are not guaranteed by this Agreement and are conditioned on the further written agreement of the parties regarding price and availability. Any agreement to purchase volumes beyond that set forth above shall (unless such agreement states otherwise) be subject to all terms of this Agreement except for the terms governing price and volume.

         5.  Orders. In the event of any conflict between the terms of this
             ------
Agreement and the terms of Distributor's purchase orders or Manufacturer's invoices or confirmations, the terms of this Agreement shall prevail.

         6.  Payment. Distributor's first container order shall be paid in full
             -------
by wire transfer payable

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thirty (30) days from date of original invoice. All subsequent orders shall be due and payable in full via wire transfer so that good funds are available at Manufacturer's bank within forty-five (45) calendar days following the date of original invoice, except that Manufacturer may in its sole discretion still require payment in full prior to shipping if Distributor's payment on any prior invoice is still outstanding or if Distributor has failed to remit payment for any prior invoice when due. A service charge of one and one-half percent (1-1/2%) per month will be added to all past due balances (or at the highest amount allowed by law, if lower). Manufacturer may in its sole discretion establish a maximum credit limit to be extended to Distributor and revise same from time to time. Manufacturer may in its sole discretion refuse to extend further credit if Distributor fails to remit payment for invoices when due or exceeds the credit limit established by Manufacturer.

         7.  Shipment, Risk of Loss and Title. Distributor shall be responsible
             --------------------------------
for arranging transport of Products from Manufacturer's dock and shall incur all costs associated with shipping. Manufacturer's Delivery of the Products shall be "EXW loaded upon departing vehicle" as defined in ICC Incoterms 1990 at the loading dock of Manufacturer's facility in Denton County, Texas, USA and shall be deemed to occur for all purposes when the Products are made available for loading at that location. Title, possession, risk of loss and responsibility for the cost of transport and clearing customs shall pass to Distributor upon Delivery. Distributor shall make all necessary arrangements for shipping. Manufacturer will assist in loading the Products at Manufacturer's dock as needed. Manufacturer expressly disclaims any retention of title in the Products following Delivery. Manufacturer will use its best efforts to Deliver all accepted orders within a commercially reasonable time, but Manufacturer shall not be liable for any loss or damage to Distributor arising out of delay or failure of delivery. Distributor shall have the right to cancel any such delayed order at any time before the Products are loaded for transport at Manufacturer's dock.

         8.  Advertising and Proprietary Marks. Although Manufacturer may
             ---------------------------------
voluntarily provide marketing materials, Distributor shall be responsible to develop, translate and pay for printing and distribution of any marketing materials used by Distributor. Distributor may submit an English translation of any proposed marketing material to Manufacturer for approval as to factual accuracy. Manufacturer shall assume responsibility for and warrant the factual accuracy of any English translation so approved, and Distributor shall assume responsibility for and warrant the factual accuracy of any marketing material employed without first obtaining such approval.

         "Manufacturer's Proprietary Marks" include all trademarks, trade names, logotypes and trade dress employed by Manufacturer and include, but are not limited to: i) the name "VanishPoint"; ii) the letters "RT" surrounded by an oval; iii) the graphic depiction of a needle surrounded by a spring; iv) the appearance and arrangement of information on the wrapper containing each individual Product; and v) all other marks which are sufficiently similar to the foregoing to cause confusion regarding the source of goods. Distributor hereby:
i) acknowledges the validity of Manufacturer's Proprietary Marks; ii) acknowledges that Manufacturer's Proprietary Marks are the property of Manufacturer; iii) agrees not to acquire any interest in, infringe upon, contest, or take any other action to injure or to assist another to injure Manufacturer's rights in Manufacturer's Proprietary Marks; and iv) agrees that any interest which may be acquired by Distributor in Manufacturer's Proprietary Marks during the Term of this Agreement or within one year thereafter, whether in the Territory or elsewhere, shall be acquired on behalf of and for the benefit of Manufacturer and shall be assigned to Manufacturer upon request at no charge. Distributor shall use Manufacturer's Proprietary Marks only to identify the Products sold by Distributor, only in connection with

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Retractable Technologies - Distribution Agreement  -Page 2 of 8-  Mfr:__ Dist:__
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Manufacturer's Products, and only during the Term of this Agreement.

         9.  Limitation of Distributor's Authority. Distributor is an
             -------------------------------------
independent contractor of Manufacturer. Under no circumstances shall Distributor or its representatives, agents, or employees be deemed agents of Manufacturer for any purpose. Distributor shall not attempt to represent in any manner that it is the agent of Manufacturer. Distributor shall not enter into any contract or make any representation or commitment in the name of or on behalf of Manufacturer.

         10. Warranties, Directions for Use. Distributor shall not make any
             ------------------------------
warranties or representations with respect to the Products beyond those warranties and representations which are expressly issued or approved by Manufacturer in writing or which are included in Manufacturer's promotional or informational materials. Manufacturer hereby warrants that: i) the Products are CE marked; ii) the Products are fit for medical use as generally defined within the boundaries of United States FDA approval; iii) the Products are not defective; and iv) the Products will conform to the descriptions set forth in their respective labeling provided that they are used in accordance with such labeling and Manufacturer's written directions for use. Products which conform to these four warranties shall be deemed to conform to the requirements of this Agreement. The foregoing warranties are exclusive and are in lieu of all other
           -------------------------------------------------------------------
warranties or requirements of any kind (whether statutory, written, oral,
-------------------------------------------------------------------------
express or implied) including any warranty or requirement of merchantability,
-----------------------------------------------------------------------------
fitness for ordinary use, or fitness for a particular purpose. Manufacturer
-------------------------------------------------------------
shall include directions for Product use in each unopened box of Product, and Distributor shall include a copy of those directions with every opened box or portion thereof which is distributed by Distributor. Distributor shall distribute Products in their original wrappers as packaged by Manufacturer.

         11. Notice of Defects and Claims, Indemnification. Distributor shall
             ---------------------------------------------
promptly convey to Manufacturer all information obtained by Distributor relating to any complaint or to any claimed or actual defect or deficiency regarding any of the Products; Distributor shall in all such cases proceed as instructed by Manufacturer. Distributor shall promptly convey to Manufacturer all information obtained by Distributor relating to any legal proceeding involving Manufacturer or any of its agents, employees or Products or involving Distributor in connection with Distributor's relationship with Manufacturer. Distributor shall, to the extent allowed by law, keep confidential all matters referenced in this paragraph.

         Any party seeking indemnification under this Agreement must, as a condition of indemnification, provide the party from whom indemnification is sought with: i) prompt notice of the reported or alleged defect, infringement, injury or claim; ii) the opportunity to investigate such claim, control the defense of such claim, and settle such claim at its discretion; iii) such information and assistance as the indemnifying party may reasonably require to defend against such claim; and iv) in the case of Distributor, fulfill the obligations stated in the preceding paragraph.

         Manufacturer shall, if the conditions of this section have been met by Distributor, indemnify, defend and hold Distributor harmless from and against any claim asserted against or liability (including cost of defense and reasonable settlement) incurred by Distributor for injury to person or property arising from breach of any express warranty made in section 9 of this Agreement, for products liability, or for infringement of intellectual property, provided that such claim does not result in whole or in part from the negligence, willful misconduct, breach of this Agreement, or

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Retractable Technologies - Distribution Agreement  -Page 3 of 8-  Mfr:__ Dist:__
making of any unauthorized representation regarding the Products by Distributor. Manufacturer will carry product liability insurance with a minimum limit of five million dollars ($5,000,000), will list Distributor as an additional insured of this product liability policy throughout the term of this Agreement, and will provide Distributor with a certificate evidencing such insurance within thirty
(30) calendar days after execution of this Agreement. Manufacturer's liability for failure of the Products to conform with any other implied warranty, express warranty, guarantee or specification required for conformance with this Agreement shall be limited to a return of the purchase price paid by Distributor.

         Distributor shall, if the conditions of this section have been met by Manufacturer, indemnify, defend and hold Manufacturer harmless from and against any claim asserted against or liability (including cost of defense and reasonable settlement) incurred by Manufacturer arising in whole or in part out of the negligence, willful misconduct, breach of this Agreement, or making of any unauthorized representation regarding the Products by Distributor or its distributors.

         12. Termination. If either party shall fail to remedy a material
             -----------
default of this Agreement within thirty (30) days following written notice of the specific default involved, the non-defaulting party shall have good cause to terminate this Agreement immediately by giving written notice to the defaulting party within fifteen (15) days following expiration of the period permitted for cure. Manufacturer may immediately terminate this Agreement for good cause if Distributor i) sells or purchases Products in violation of section 2 of this Agreement; or ii) makes payments which violate the FCPA or OECD Convention identified in paragraph 14(D).

         Manufacturer shall notify Distributor if any competitor of Distributor acquires more than 20% of the outstanding shares of Manufacturer. Within fifteen
(15) days following Distributor's receipt of such notice, Distributor may: i) immediately terminate this Agreement for good cause by giving written notice to Manufacturer; or instead ii) demand that Manufacturer provide written assurance that Manufacturer will continue to make available to Distributor the volume of Products required under this Agreement and will not discriminate against Distributor in the date of Delivery of Distributor's orders. If Manufacturer fails to provide such written assurance within fifteen days following receipt of Distributor's demand, then Distributor may immediately terminate this Agreement for good cause by giving written notice to Manufacturer within fifteen (15) days following the period permitted for providing such written assurance.

         Either party may terminate this Agreement without good cause with ninety (90) days prior written notice. In the event that, i) manufacturer terminates this Agreement without good cause, or ii) Manufacturer breaches this Agreement and fails to timely cure such breach or iii) a majority of the assets or stock of Manufacturer is acquired by another business entity during the term of this Agreement; then Manufacturer shall be liable to Distributor for eight
(8) times the profit earned by Distributor under this Agreement during the quarter preceding such acquisition, breach or termination; except that if a majority of the assets or stock of Manufacturer is acquired by another business entity, then Manufacturer may instead at its option offer to extend the term of this Agreement through the third anniversary of such acquisition. Distributor's profit shall be calculated under this paragraph as Distributor's actual sales during said quarter less: i) the price paid for such Product by Distributor to Manufacturer; ii) the actual shipping cost from Manufacturer to Distributor; and
iii) any other customs duties, sales taxes or value added taxes regularly included by Distributor in its sale price of the Products.

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Retractable Technologies - Distribution Agreement  -Page 4 of 8-  Mfr:__ Dist:__
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         This Agreement will automatically terminate if either party: i) becomes insolvent; ii) institutes or permits to be instituted against it any legal proceedings seeking receivership, trusteeship, bankruptcy, reorganization, readjustment of debt, or any similar legal proceedings; iii) makes an assignment for the benefit of creditors or other arrangement pursuant to any bankruptcy law; iv) discontinues or dissolves its business; or v) if a receiver is appointed for the for the business and such receiver is not discharged within thirty (30) days.

         Once notice has been given of this Agreement's termination, this Agreement may be reinstated only by an explicit statement to that effect signed by both parties. Placement of orders by Distributor and acceptance of same by Manufacturer after giving notice of termination or after termination shall not operate to reinstate or renew this Agreement.

         Termination of this Agreement in the manner set forth in this Agreement shall not entitle the other party to receive damages, indemnification or compensation by reason of such termination. Termination of this Agreement shall not affect the right of Distributor to place and receive orders prior to the effective date of such termination, shall not affect the right of Manufacturer to receive payment and lot tracing information for Products Delivered to Distributor, and shall not relieve either party of any liability incurred prior to termination. Sections 7-13 of this Agreement shall survive termination.

         Upon termination of this Agreement, Manufacturer shall repurchase from Distributor all of Manufacturer's Products remaining in Distributor's inventory, FOB Distributor's facility, at the acquisition cost actually paid by Distributor calculated as purchase price plus shipping cost plus customs duties plus European VAT turnover tax but excluding any other tax, all under First In First Out accounting, provided such inventory is in saleable condition. The manufacturer is not obligated to repurchase any inventory that is not in saleable condition.

         13. Notices. All communications required or permitted under this
             -------
Agreement shall be in writing and shall be considered to have been duly given if delivered to the other party at its address given below in any of the following ways (or by fax and any other of the following ways in the case of communications relating to default or termination): i) fax; ii) personal delivery; iii) certified mail, return receipt requested; or iv) international overnight delivery service. Notices shall be deemed effective on the date of fax transmission or actual delivery. Either party may change the address at which it receives such communications upon ten (10) days' notice to the other party.

Correspondence to Manufacturer                  Correspondence to Manufacturer
regarding orders                                regarding default or termination
----------------                                --------------------------------
Purchasing Department                           Thomas Shaw
Retractable Technologies, Inc.                  Retractable Technologies, Inc.
P.O. Box 9                                      P.O. Box 9
511 Lobo Lane                                   511 Lobo Lane
Little Elm, Texas 75068                         Little Elm, Texas 75068
972-294-1010                                    972-294-1010
972-294-4400 - fax                              972-294-4400 - fax

Correspondence to Distributor                   Correspondence to Distributor
regarding orders                                regarding default or termination
----------------                                --------------------------------

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Retractable Technologies - Distribution Agreement  -Page 5 of 8-  Mfr:__ Dist:__
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         14. General.
             -------

         A.  Assignment. Any attempt by Manufacturer or Distributor to assign,
             ----------
sell, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the express written consent of the other party shall be void.

         B.  No Third Party Beneficiaries. This Agreement is made for the
             ----------------------------
exclusive benefit of Manufacturer and Distributor and is not made for the benefit of any other person or entity.

         C.  Confidentiality. The parties may openly disclose i) that
             ---------------
Distributor is an authorized distributor of Manufacturer's Products within the Territory and the effective term of this Distribution Agreement; ii) the Limitations on Distributor's Authority; and iii) the Warranties made by Manufacturer. The remaining terms of this Agreement, including but not limited to pricing and payment terms, are to be kept confidential by Manufacturer and Distributor for a period of three years following termination of this Agreement, except as may be required by law or required by Manufacturer to raise equity or debt financing.

         D.  Observance of Laws. Distributor agrees to operate its business in a
             ------------------
lawful manner. Distributor is aware of the standards contained in the international Organization for Economic Co-operation and Development's Convention on Combating Bribery of Foreign Public Officials in International Business Transactions ("OECD Convention") and the United States' Foreign Corrupt Practices Act ("FCPA") and agrees to comply with those standards.

         E.  Governing Law. This Agreement shall be interpreted in accordance
             -------------
with and the rights of the parties shall be governed by the laws of the State of Texas and the federal law applicable therein, except that no effect shall be given to any choice of law provision that would select the law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded from application to this Agreement or to any sales hereunder.

         F.  Legal Actions. No legal action arising out of the relationship
             -------------
between Manufacturer and Distributor may be filed until thirty (30) days after the presidents of Manufacturer and Distributor have spoken to each other about the dispute either in person or by telephone. Any legal action relating to this Agreement shall be settled in a court of general jurisdiction in the State of Texas. Recovery in any legal action relating to this Agreement may not be based in whole or in part upon conduct which occurred more than two years prior to the filing of such legal action, but a shorter time may be specified by applicable law.

         G.  Waiver. One or more waivers of any breach of any term of this
             ------
Agreement by either party shall not be construed as a waiver of a subsequent breach of the same or any other term.

         H.  Force Majeure. The timely performance of obligations under this
             -------------
Agreement shall be

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Retractable Technologies - Distribution Agreement  -Page 6 of 8-  Mfr:__ Dist:__
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excused to the extent that delay of such performance is caused by an act of God, unusually severe weather, strike, civil commotion, riot, terrorism, sabotage, war, revolution, act of government, world shortage of qualified equipment or materials, or other cause which is reasonably beyond the control of the party obligated to perform. If performance is so delayed for more than ninety (90) calendar days, the parties shall meet and attempt to arrive at a resolution within the spirit and intent of this Agreement. This paragraph shall not excuse any obligation relating to payment or indemnification.

         I.  Severability and Reformation. If any provision of this Agreement is
             ----------------------------
held by a court to be invalid, void or unenforceable in any jurisdiction, then
i) the offending provision shall be deleted only to the extent required by the law of the offended jurisdiction and (if allowed by law) only in its application to the offended jurisdiction; ii) the Parties shall cooperate in reforming this Agreement to effectuate the intent of the offending provision to the fullest extent allowed by the law of the offended jurisdiction; and iii) any such reformations as well as the remaining provisions of this Agreement shall survive and continue in full force and effect without being impaired or invalidated in any way.

         J.  Entire Agreement, Modification. This Agreement is in addition to
             ------------------------------
and does not replace any agreement regarding the confidential treatment of information. As to all other matters, this Agreement contains the entire agreement between Manufacturer and Distributor and supersedes any and all prior agreements, understandings and arrangements, whether oral or written, between Manufacturer and Distributor. Manufacturer and Distributor each represent and warrant to the other that it is not relying upon, and has not been induced to execute or deliver this Agreement by, any statement, promise, agreement, understanding, arrangement or inducement other than those which are specifically set forth in this Agreement. No modification of this Agreement shall be effective unless made in writing and signed by the party against whom enforcement of the modification is sought. Distributor understands that no employee or representative of Manufacturer is authorized to modify this Agreement orally or in any other manner except in writing.

         K.  Authority to Execute. The individuals signing this Agreement on
             --------------------
behalf of Manufacturer and Distributor each represent and warrant individually that he or she is duly authorized to execute this Agreement on behalf of Manufacturer or Distributor as indicated below.

         L.  Multiple Counterparts. This Agreement is executed in two
             ---------------------
counterparts, each of which shall be deemed an original for all purposes.

         In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

MANUFACTURER                                 DISTRIBUTOR
Retractable Technologies, Inc.


By:____________________________              By:____________________________
   Thomas J. Shaw                               Name
   President and Chief Executive Officer        Title

Date: ________________                       Date: ________________

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Retractable Technologies - Distribution Agreement  -Page 7 of 8-  Mfr:__ Dist:__
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
--------------------------------------------------------------------------------------------------
                                   EXHIBIT A
                             Products and Pricing
--------------------------------------------------------------------------------------------------
Product                                                 Distributor Price (in U.S. dollars)
--------------------------------------------------------------------------------------------------
VanishPoint(R) blood collection tube holders            $ 0.25 each
--------------------------------------------------------------------------------------------------
VanishPoint(R) small tube adaptor                       $ 0.12 each
--------------------------------------------------------------------------------------------------
VanishPoint(R) 3cc syringes                             $ 0.35 each
--------------------------------------------------------------------------------------------------
VanishPoint(R) 5cc syringes                             $ 0.50 each
--------------------------------------------------------------------------------------------------
VanishPoint(R) 10cc syringes                            $ 0.55 each
--------------------------------------------------------------------------------------------------
Note: VanishPoint(R) 1cc, 5cc and 10cc syringes are not yet available, but Manufacturer shall notify Distributor when these products become available and shall then make these products available at the above prices. Samples in limited quantities may be provided before availability for commercial sale.
--------------------------------------------------------------------------------------------------

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